Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tattooed Chef, Inc.

Paramount, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-249890) and Form S-8 (No. 333-251662) of Tattooed Chef, Inc. of our reports dated March 16, 2022, relating to the consolidated financial statements, and the effectiveness of Tattooed Chef, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2021.

/s/ BDO USA, LLP

Costa Mesa, California

March 16, 2022